UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2017, Energy XXI Gulf Coast, Inc. (the “Company”) received written confirmation from the administrative agent under its First Lien Exit Credit Agreement (the “First Lien Credit Agreement”) that it had received signature pages from the required lenders under the First Lien Credit Agreement for the Amendment to First Lien Exit Credit Agreement dated as of March 3, 2017 (the “Amendment”). The Amendment also became effective as of such date based on satisfaction of the conditions to such effectiveness provided in the Amendment.

The Amendment, among other things, includes updates necessary to reflect the Company changing its fiscal year end from June 30 to December 31. As a result, the Company must now deliver a reserve report prepared by a third-party engineer by March 1 of each year (or by May 31 with respect to 2017 only) and a reserve report prepared by the Company’s engineers by September 1 of each year. Additionally, the Amendment also adjusts how the PV9% value (the net present value, determined using a discount rate of nine percent per annum, of the future net revenues expected to accrue to the proved reserves of the Company and its subsidiaries) and the asset coverage ratio are calculated by removing the effects of hedging agreements with any counterparties that are not lenders under the First Lien Credit Agreement. Furthermore, the requirement for the Company and its subsidiaries to have mortgages covering at least ninety percent of the total value of their proved reserves was amended to require the mortgages to cover at least ninety percent of the PV9% value of the proved reserves.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit Number	Description

10.1*	Amendment to First Lien Exit Credit Agreement, dated as of March 3, 2017

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI Gulf Coast, Inc.

	By:	/s/ Glen Priestley
Glen Priestley
March 8, 2017		Vice President, Treasury

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Amendment to First Lien Exit Credit Agreement, dated as of March 3, 2017

*	Filed herewith.